Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Launches Total Aftermarket Support Solution; Forms Aviation Materials and Services Subsidiary

NOVATO, CA — November 6, 2013 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today announced the launch of Willis Aeronautical Services, Inc. (“WASI”), a new wholly-owned subsidiary which will provide ‘end-of-life’ solutions for aviation materials and services related to aircraft engines. In conjunction with the formation of WASI, Willis Lease acquired most of the assets and hired the team of professionals from JT-Power, LLC (“JT-Power”), a leader in supplying aftermarket material and services to the aviation industry.  The new subsidiary will be based in the former JT-Power facility in Boynton Beach, Florida.

“The launch of WASI positions Willis Lease at the forefront of providing end-of-life solutions for the growing supply of surplus aircraft, while solidifying its premier position in the engine leasing business,” said Charles F. Willis IV, Chairman and CEO. “Vertical integration at aviation leasing firms, combining aftermarket sales and trading of engine material, is becoming commonplace in our industry, as demonstrated by Lufthansa Technik AG’s recent announced 15% investment in AeroTurbine, an end-of-life solutions subsidiary of International Lease Finance Corporation.  We see this as an opportunity to better manage the full lifecycle of our assets, enhance the returns on our engine portfolio and create incremental value for our shareholders.  We are pleased to welcome the JT-Power staff to our team and look forward to expanding our services to customers at both firms.”

Willis Lease acquired most of JT-Power’s inventory of aviation material and aircraft engine assets for a total consideration of $5.9 million.  Included in the purchased assets are approximately $3.0 million in inventories.  The purchase price was established by analysis of other similar transactions in the market, third party evaluations of inventory acquired, and a third party business valuation from a leading expert in the aviation industry.  The transaction is expected to be accretive to earnings.

“Historically, we have paid third parties 20-25% of the remaining value of an engine to disassemble it and sell the parts,” said Donald A. Nunemaker, President.  “Engine material has significant value, even after an engine can no longer be economically overhauled and used on an aircraft.  The creation of WASI, coupled with JT-Power’s assets and experienced professionals, gives us the capability to better control the processes and the costs associated with managing, not just our own end-of-life engines, but also those of our customers.”

Industry veteran Ian McDonald, currently President of JT-Power, will become President of WASI and lead the new subsidiary.  “Our services will be focused initially on narrow body and wide body engines consisting of CFMI, Pratt & Whitney, Rolls Royce, International Aero Engines and General Electric aircraft and engines” said McDonald.  “Having worked with the JT-Power team for many years, I am confident our expertise will complement the professionals at Willis Lease and help both companies offer customers more cost effective solutions for both engine leasing and aircraft fleet material needs, all in one place.”

About Willis Lease Finance Corporation

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines and aircraft.   Willis Lease has one of the largest and most diverse engine portfolios in the industry, with more than $1 billion US in total assets.

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Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed by the Company with the Securities and Exchange Commission.

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Note:  Transmitted on GlobeNewswire on November 6, 2013, at 2:00 p.m. PDT.